Exhibit 23.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

LiqTech International, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 1, 2019, with respect to the financial statements for LiqTech International, Inc., in its registration statements on Form S-3 (File No.333-220496) and S-8 (File No. 333-193580) relating to the December 31, 2018 financial statements, which is incorporated by reference. We also consent to the reference of our firm under the caption “Experts” in the registration statements.

Salt Lake City, UT
March 29, 2019